Exhibit 99.1

PRIMUS FINANCIAL REPURCHASES $21.9 MILLION
OF ITS SUBORDINATED NOTES

Hamilton, Bermuda, April 15, 2009 – Primus Guaranty, Ltd. (the “Company” or “Primus Guaranty”) (NYSE:PRS) today announced that its subsidiary, Primus Financial Products, LLC (“Primus Financial”), purchased $21.9 million principal amount of its $75 million subordinated notes due 2034 in a privately negotiated transaction following an inquiry to Primus Financial made by the holder of the notes.

Primus Financial purchased the notes for $7.0 million in cash. The transaction is expected to result in a realized gain of approximately $14.6 million for Primus Guaranty in the second quarter of 2009. At current market interest rates, the transaction also is expected to result in annual interest expense savings of approximately $700,000 for Primus Guaranty.

Primus Financial’s repurchase of its subordinated debt was approved by its board of directors. The repurchase is part of the Company’s previously announced strategy to amortize Primus Financial’s credit swap portfolio. This transaction is separate from Primus Guaranty’s debt and equity repurchase program.

About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company, with its principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc., headquartered in New York City. Primus Financial Products provides protection against the risk of default on corporate, sovereign and asset-backed security obligations through the sale of credit swaps to dealers and banks. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages private investment vehicles, including two collateralized loan obligations and three synthetic collateralized swap obligations for third parties.

Safe Harbor Statement
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the company’s actual results please refer to the risk factors identified from time to time in the company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

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